Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 27% INCREASE IN SALES IN FIRST QUARTER OF 2008
Fiber Lasers for Materials Processing Applications and Strong Overseas Sales
Drive Revenue Growth
OXFORD, Mass. — May 6, 2008 — IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported that revenues for the first quarter of 2008 increased by 27% to $52.9 million and net income increased by 23% to $8.1 million from the first quarter of 2007. Revenue growth for the quarter was driven by sales of the Company’s fiber lasers used for materials processing applications, which increased by 34% over the first quarter of 2007 to $44.2 million, as well as strong sales to European and Asian markets.

	Three Months Ended
	March 31,
(In millions, except per share data)	2008	2007	% Change

Revenue	$52.9	$41.8	27%

Gross margin	46.1%	46.3%

Operating income	$12.5	$11.1	13%

Operating margin	23.7%	26.5%

Net income	$8.1	$6.6	23%

Earnings per diluted share	$0.18	$0.15	20%
Operating income increased 13% to $12.5 million for the first quarter of 2008, up from $11.1 million for the same period in 2007. Earnings per diluted share increased 20% to $0.18 from $0.15 a year ago. Operating expenses for the first quarter of 2008 were $11.9 million, or 22% of revenue, compared with $8.3 million, or 20% of revenue, in the first quarter of 2007.
Cash and cash equivalents were $38.7 million on March 31, 2008, compared with $38.0 million on December 31, 2007, primarily as a result of $5.4 million of cash provided by operating activities, proceeds from the sale of marketable securities of $4.5 million and net proceeds from the Company’s credit lines of $3.3 million, offset by capital expenditures and investments in intangible assets of $13.0 million. In addition to cash and cash equivalents, short-term and long-term investments in auction rate securities were $2.5 million at March 31, 2008.

IPGP Q4 Results/2
Comments on the First Quarter
“The growing acceptance of fiber lasers across a variety of applications, combined with our presence in the major markets for industrial lasers across the globe, resulted in another quarter of strong top- and bottom-line growth,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Strong shipments in the European Union and continued expansion into the high-growth markets of Russia, India, China and South Korea more than offset the softness we experienced in the U.S. which accounts for only 18% of our sales.”
“In the first quarter of this year, pulsed laser sales increased 73% over the prior year, driven by strong demand for marking and photovoltaic (solar) applications. Pulsed lasers are IPG’s largest revenue generator. Gross margins in Q1 grew to 46% from 43% in the fourth quarter, due to higher absorption of fixed costs as a result of improved yields and increased production, part of which resulted in an increase in inventories. We have overcome the production issues which impacted diode yields in the fourth quarter of 2007” added Dr. Gapontsev.
Business Outlook and Financial Guidance
“In international markets, we continue to see robust growth from existing OEMs, new customers and our presence in key high-growth Asian markets. In the U.S. and elsewhere, we are seeing substantially increased order flow in materials processing and telecommunications from the beginning of the year. Some of these orders will ship in the second quarter and the remainder is expected to ship during the following six to nine months” stated Dr. Gapontsev.
For the second quarter of 2008, IPG Photonics expects revenues in the range of $52 million to $56 million. The Company anticipates earnings per diluted share in the range of $0.15 to $0.19 based on 46,041,000 common shares, which include 44,095,000 basic common shares outstanding and 1,946,000 potentially dilutive options at March 31, 2008.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, May 6, 2008 at 10:00 a.m. ET. The conference call will be webcast live over the Internet and can be accessed on the Investors section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 548-7903 or (719) 325-4871. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.
About IPG Photonics Corporation
IPG Photonics is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced applications, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

IPGP Q4 Results/3
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to increasing demand for the Company’s products from existing and new OEMs, diode yields, improved gross margins, growth rates in Asia, increased orders in the U.S. and elsewhere, expected shipment dates for new orders, and the Company’s revenue and EPS guidance for the second quarter of 2008. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, contract cancellations, manufacturing risks, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 13, 2008) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q4 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share data)
NET SALES	$52,876	$41,753
COST OF SALES	28,476	22,422

GROSS PROFIT	24,400	19,331

OPERATING EXPENSES:
Sales and marketing	3,147	1,909
Research and development	2,874	2,129
General and administrative	5,839	4,241

Total operating expenses	11,860	8,279

OPERATING INCOME	12,540	11,052

OTHER (EXPENSE) INCOME, Net:
Interest (expense) income, net	(95)	396
Other income, net	47	44

Total other (expense) income	(48)	440

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	12,492	11,492
PROVISION FOR INCOME TAXES	(3,997)	(4,507)
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	(346)	(372)

NET INCOME	$8,149	$6,613

NET INCOME PER SHARE:
Basic	$0.18	$0.15
Diluted	$0.18	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44,095	42,909
Diluted	46,041	45,602

IPGP Q4 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,698	$37,972
Marketable securities, at fair value	1,000	6,950
Accounts receivable, net	37,269	33,946
Inventories, net	69,630	60,412
Income taxes receivable	2,252	3,145
Prepaid expenses and other current assets	9,308	7,071
Deferred income taxes	7,215	6,195

Total current assets	165,372	155,691
DEFERRED INCOME TAXES	2,555	2,795
PROPERTY, PLANT, AND EQUIPMENT, Net	107,010	96,369
OTHER ASSETS	12,818	8,466

TOTAL	$287,755	$263,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$15,336	$11,218
Accounts payable	11,364	9,444
Accrued expenses and other liabilities	16,046	13,160
Deferred income taxes	1,305	564
Income taxes payable	1,353	96

Total current liabilities	45,404	34,482

DEFERRED INCOME TAXES	2,149	4,204

LONG-TERM DEBT	20,000	20,000

COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	4,801	4,455

STOCKHOLDERS’ EQUITY:
Common stock	4	4
Additional paid-in capital	276,203	275,506
Accumulated deficit	(82,348)	(90,497)
Accumulated other comprehensive income	21,542	15,167

Total stockholders’ equity	215,401	200,180

TOTAL	$287,755	$263,321